Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Level 3 Communications Inc.  for the registration of 50,498,593 shares of its common stock and to the incorporation by reference therein of our report dated February 23, 2011, with respect to the consolidated financial statements and schedule of Global Crossing Limited included in Level 3 Communications, Inc. Current Report on Form 8-K dated May 20, 2011, as amended by the Current Reports on Form 8-K/A filed June 24, 2011, September 1, 2011, and October 27, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

November 16, 2011